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                                                                       EXHIBIT 2

                        CHARTER OAK COMMUNITY BANK CORP.
                 (TO BE RE-NAMED ROCKVILLE FINANCIAL MHC, INC.)

                            ROCKVILLE FINANCIAL, INC.

                                 ROCKVILLE BANK

                             PLAN OF REORGANIZATION
                                       AND
                             MINORITY STOCK ISSUANCE

                          DATED AS OF DECEMBER 8, 2004

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                                TABLE OF CONTENTS

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                                                                                                         PAGE
1.       Introduction                                                                                      1

2.       Definitions                                                                                       2

3.       General Procedure for the Stock Issuance                                                          6

4.       Establishment and Funding of Charitable Foundation                                                7

5.       Number of Shares and Purchase Price of Common Stock                                               8

6.       Subscription Offering and Subscription Rights of Eligible Account Holders,
         Tax-Qualified Employee Stock Benefit Plan, Supplemental Eligible Account Holders and Others.      9

7.       Direct Community Offering, Syndicated Community Offering,
         Public Offering and Other Offering                                                               12

8.       Limitations on Purchases                                                                         13

9.       Manner of Exercising Subscription Rights; Order Forms                                            14

10.      Payment for Common Stock                                                                         16

11.      Expiration of Subscription Rights; Undelivered, Defective or
         Late Order Forms; Insufficient Payment                                                           17

12.      Persons in Nonqualified States or Foreign Countries                                              18

13.      Voting Rights After Reorganization and Minority Stock Issuance                                   19

14.      Establishment of a Liquidation Account                                                           19

15.      Deposit Accounts                                                                                 20

16.      Restriction on Transfer of Common Stock of Officers and Directors                                20

17.      Restriction on Stock Purchases by Officers and Directors                                         21

18.      Amendment and Termination of the Plan                                                            21

19.      Time Period for Completion of Reorganization and Minority Stock Issuance                         21

20.      Expenses of Reorganization and Minority Stock Issuance                                           21

                                       1
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
21.      Registration Under Securities Exchange Act of 1934                                               21

22.      Market for Common Stock                                                                          21

23.      Common Stock Not Insured                                                                         22

24.      No Loans to Purchase Stock                                                                       22

25       Restrictions on Acquisition                                                                      22

26.      Interpretation                                                                                   22
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                                       2
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1.       INTRODUCTION.

         For purposes of this Plan, all capitalized terms have the meanings ascribed to them in Section 2.

         On December 8, 2004, the Boards of Directors of the Bank and the MHC adopted the Plan of Reorganization and Minority Stock Issuance, under which: (i) the Holding Company will be formed and (ii) the Holding Company will issue a minority of its capital stock to persons other than the MHC. The Bank, the MHC and the Holding Company will all be state-chartered.

         This Plan of Reorganization and Minority Stock Issuance provides for a stock offering, in compliance with Connecticut law, of up to 49.9% of the total aggregate voting stock of the Holding Company. This Plan of Reorganization and Minority Stock Issuance provides that nontransferable Subscription Rights to purchase up to 49.9% of the Common Stock of the Holding Company shall be granted pursuant to the Plan and in accordance with the rules of the Connecticut
Department of Banking. The Stock Issuance will permit the Bank to control the amount of capital being raised, while at the same time enabling the Bank to: (1) support future lending and operational growth, including branching activities and acquisitions of other financial institutions or financial services companies; (2) increase its ability to render services to the communities it serves; (3) compete more effectively with commercial banks and other financial institutions for new business opportunities; and (4) increase its equity capital base and access the capital markets when needed. Upon completion of the Stock
Issuance, the MHC will continue to own at least a majority of the Common Stock of the Holding Company.

         In furtherance of the Bank's commitment to its community the Plan provides for the establishment of a charitable foundation as part of the Stock
Issuance. The charitable foundation is intended to complement the Bank's existing community reinvestment activities in a manner that will allow the Bank's local communities to share in the growth and profitability of the Holding
Company and the Bank over the long term. Consistent with the Bank's goal, the Holding Company intends to donate to the charitable foundation immediately following the Stock Issuance a number of shares of its authorized but unissued
Common Stock equal to 5.0% of the shares of Common Stock sold in the Offerings and contributed to the Foundation, or 2.25% of the total number of shares of Common Stock outstanding following the Stock Issuance.

                                       1
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2.       DEFINITIONS

         As used in this Plan, the terms set forth below have the following meaning:

         ACTING IN CONCERT includes a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. A person or company which acts in concert with another person or company ("other party") shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any Tax-Qualified Employee Stock Benefit Plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by the plan will be aggregated.

         AFFILIATE means a person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the person specified. The term "control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

         AGGREGATE PURCHASE PRICE means the total sum paid for all Shares of Common Stock.

         ASSOCIATE, when used to indicate a relationship with any Person, means
(1) any corporation or organization (other than the MHC, the Holding Company, the Bank or a majority-owned subsidiary of the MHC, the Holding Company or the
Bank) of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of ten percent (10.0%) or more of any class of equity securities; (2) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, except that for the purposes of sections
36-142m-12 (e) and (f) and 36-142m-13 (d) of the Connecticut Banking Regulations the term "Associate" does not include any Tax-Qualified Employee Stock Benefit
Plan or Non-Tax-Qualified Employee Stock Benefit Plan in which such Person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity, and that, for the purposes of section 36-142m-12 (g) of these regulations, the term "Associate" does not include any Tax-Qualified Employee
Stock Benefit Plan; and (3) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person or who is a trustee, director or officer of the MHC, the Holding Company, the Bank or any parent or subsidiary of the MHC, the Holding Company or the Bank.

         BANK means Rockville Bank.

         BANKING DEPARTMENT means the State of Connecticut Department of
Banking.

         COMMISSIONER means the Banking Commissioner of the State of Connecticut.

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         COMMON STOCK means the shares of common stock, no par value, to be issued by the Holding Company to the MHC, to be contributed by the Holding
Company to the Foundation and to be issued and sold by the Holding Company in the Offerings, all pursuant to the Plan. The Common Stock will not be insured by the Federal Deposit Insurance Corporation.

         CONTROL means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

         CORPORATORS means the corporators of the MHC.

         DEPOSIT ACCOUNT means a deposit account (including but not limited to savings accounts, checking accounts, certificates of deposit, and other time deposits but not including retail repurchase agreements or escrow accounts established pursuant to Section 49-2a of the Connecticut General Statutes) maintained at the Bank.

         DIRECT COMMUNITY OFFERING means the offering for sale by the Holding
Company of any shares of Common Stock not subscribed for in the Subscription
Offering to the Local Community as provided in Section 7.A of the Plan, with preference given to natural persons residing in the Local Community, then to natural persons residing elsewhere in the State of Connecticut, and then to the public at large.

         DIRECTORS refers to the directors of the Bank, the Holding Company or the MHC, as indicated by the context.

         ELIGIBLE ACCOUNT HOLDER means any Person holding a Qualifying Deposit as of the Eligibility Record Date.

         ELIGIBILITY RECORD DATE means the close of business on March 31, 2003.

         ESTIMATED PRICE RANGE means the range of the estimated aggregate pro forma market value of the total number of shares of Common Stock to be issued in the Offerings as determined by the Independent Appraiser prior to the Subscription Offering and as it may be amended from time to time thereafter.

         FDIC means the Federal Deposit Insurance Corporation or any successor thereto.

         FOUNDATION means a charitable foundation that will qualify as an exempt organization under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, the establishment and funding of which is contemplated by Section 4 herein.

         FRB means the Federal Reserve Board.

         HOLDING COMPANY means Rockville Financial, Inc., the Connecticut stock corporation that will hold all of the outstanding capital stock of the Bank.

                                       3
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         INDEPENDENT APPRAISER means the firm employed by the Bank to prepare an appraisal of the estimated pro forma market value of the Common Stock.

         LIQUIDATION ACCOUNT means the account established by the Bank for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in the event of a subsequent complete liquidation of the reorganized Bank.

         LOCAL COMMUNITY means all counties in which the Bank has offices.

         MANAGEMENT PERSON means any Officer or Director of the Bank or the Holding Company or any Affiliate of the Bank or the Holding Company and any person Acting in Concert with such Officer or Director.

         MUTUAL HOLDING COMPANY (or MHC) means Charter Oak Community Bank Corp., the Connecticut-chartered mutual holding company, that, upon completion of the Stock Issuance, shall hold at least 50.1% of the Common Stock. The name of the MHC will be changed to Rockville Financial MHC, Inc., in connection with the Reorganization.

         OFFERINGS mean the offering of Common Stock to Persons other than the MHC and the Foundation in the Subscription Offering, the Direct Community
Offering and the Syndicated Community or Public Offering.

         OFFICER means the president, chairman of the board, chief executive officer, vice-president, secretary, treasurer or principal financial officer, comptroller or principal accounting officer and any other person performing similar functions of the Bank or Holding Company, as indicated by the context.

         ORDER FORM means the form or forms to be provided by the Holding
Company, containing all such terms and provisions as set forth in Section 9 hereof, to a Participant or other Person by which Common Stock may be ordered in the Offerings.

         PARTICIPANT means any Eligible Account Holder, Tax-Qualified Employee
Stock Benefit Plan, or Supplemental Eligible Account Holder, but does not include the MHC or the Foundation.

         PERSON means an individual, a group Acting in Concert, a corporation, a partnership, an association, a joint-stock company, a trust, any unincorporated organization or similar company, a government or political subdivision thereof, or a syndicate.

         PLAN and PLAN OF REORGANIZATION AND MINORITY STOCK ISSUANCE mean this
Plan of Reorganization and Minority Stock Issuance as adopted by the Board of Directors of the Mutual Holding Company and the Bank and any amendment hereto approved as provided herein.

         PROSPECTUS means the one or more documents to be used in offering the Common Stock in the Offerings.

                                       4
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         PUBLIC OFFERING means the offering for sale by the Underwriters to the general public of any shares of Common Stock not subscribed for in the
Subscription Offering, the Direct Community Offering or the Syndicated Community
Offering.

         PURCHASE PRICE means the price per share at which the Common Stock is offered in the Offerings.

         QUALIFYING DEPOSIT means the aggregate balance of all Deposit Accounts of $500 or more of an Eligible Account Holder on the Eligibility Record Date or of a Supplemental Eligible Account Holder on the Supplemental Eligibility Record
Date, whichever may be the case. Any Deposit Accounts of an Eligible Account
Holder with an aggregate balance of less than $500 on the Eligibility Record
Date or of a Supplemental Eligible Account Holder with an aggregate balance of less than $500 on the Supplemental Eligibility Record Date shall not constitute
Qualifying Deposits.

         REORGANIZATION means the process by which the Holding Company will be formed and the Holding Company will issue a minority of its capital stock to persons other than the MHC.

         SEC means the Securities and Exchange Commission.

         STOCK ISSUANCE means the shares of Common Stock sold in the Offerings, the shares of Common Stock issued to the MHC and the shares of Common Stock issued to the Foundation.

         SUBSCRIPTION OFFERING means the offering of shares of Common Stock for purchase, upon the exercise of Subscription Rights, by Eligible Account Holders, the Tax-Qualified Employee Stock Benefit Plan, Supplemental Eligible Account
Holders, Directors, Officers, Corporators and employees of the Bank, under
Section 6 of the Plan.

         SUBSCRIPTION RIGHTS mean nontransferable nonnegotiable rights distributed without payment to Eligible Account Holders, the Tax-Qualified
Employee Stock Benefit Plan, Supplemental Eligible Account Holders, Directors,
Officers, Corporators and employees of the Bank.

         SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDER means any Person (other than
Directors and Officers of the Bank, the Holding Company or the MHC and their Associates), holding a Qualifying Deposit at the close of business on the Supplemental Eligibility Record Date.

         SUPPLEMENTAL ELIGIBILITY RECORD DATE, if applicable, means the last day of the calendar quarter preceding the Commissioner's approval of the Bank's
Application.

         SYNDICATED COMMUNITY OFFERING means the offering for sale by a syndicate of broker-dealers to the general public of shares of Common Stock not purchased in the Subscription Offering and the Direct Community Offering.

                                       5
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         TAX-QUALIFIED EMPLOYEE STOCK BENEFIT PLAN means any defined benefit plan or defined contribution plan, such as an employee stock ownership plan, stock bonus plan, profit sharing or other plan which, with its related trust, meets the requirements to be "qualified" under section 401 of the Internal
Revenue Code of 1986, as amended. A "Non-Tax-Qualified Employee Stock Benefit
Plan" is any defined benefit plan or defined contribution plan which is not so qualified.

         UNDERWRITER means any person who has purchased from the Holding Company with a view to, or offers to sell for the Holding Company in connection with, the distribution of any security, or participates or has a direct or indirect participation in the direct or indirect underwriting of any undertaking, but such term shall not include a person whose interest is limited to a commission from an underwriter or dealer not in excess of the usual and customary distributors' or sellers' commission.

3.       GENERAL PROCEDURE FOR THE STOCK ISSUANCE.

         (a)      Stock Issuance

         The Holding Company will offer for sale in the Offerings, shares of Common Stock representing up to 49.9 % of the pro forma market value of the Holding Company and the Bank. The Holding Company will retain the net proceeds of the Offerings in an amount as may be determined by the Board of Directors and acceptable to the Commissioner and FRB. The Bank may distribute additional capital to the Holding Company following the Stock Issuance, subject to Connecticut law governing capital distributions.

         The Board of Directors of the Holding Company and the Bank also intend to take all necessary steps to establish the Foundation and to fund the Foundation in the manner contemplated by Section 4 hereof.

         (b)      Applications and Regulatory Approval

         The Holding Company will take the necessary steps to prepare and file necessary application materials, including the Plan, together with all requisite material, with the Banking Department for approval by the Commissioner, with the FRB and FDIC, as necessary. The Holding Company also will cause notice of the adoption of the Plan by the Board of Directors of the Holding Company to be given by publication in a newspaper having general circulation in each community in which an office of the Bank is located, and will cause copies of the Plan to be made available at each office of the Bank for inspection by depositors. The
Bank will post the notice of the adoption of the Plan in each of its offices.

         The Holding Company shall cause to be filed with the SEC a Registration
Statement to register the Common Stock under the Securities Act of 1933, as amended. The Holding Company shall also register or qualify the Common Stock under any applicable state securities laws, subject to Section 12 hereof.

                                       6
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         (c)      Notice to Eligible Account Holders

         No later than fifteen (15) days from the date of the filing of the Plan with the Commissioner as part of the Bank's Application, the Bank shall mail by first class mail a notice to each Eligible Account Holder indicating that: (i) the Directors have approved the Plan which provides for the sale of a certain number of shares of Common Stock; (ii) if the Plan is approved by the Commissioner, each Eligible Account Holder shall have non-transferable rights to subscribe for shares of the Common Stock; (iii) subsequent to the consummation of the Stock Issuance, the holders of the capital stock of the Holding Company shall have exclusive voting rights; (iv) the right to subscribe to Common Stock will expire unless such rights are exercised by the time specified in the Prospectus, which date shall not be less than sixty days from the date this Plan is submitted to the Commissioner; and (v) in order to obtain further information with respect to the Subscription Offering, each Eligible Account Holder should indicate his or her interest to the Holding Company by returning a postage pre-paid expression of interest card accompanying such notice not later than the date set forth in the notice, which date shall be not less than the later of thirty (30) days from the date of submission of the Plan to the Commissioner or thirty (30) days after the mailing of such notice by the Holding Company, or such other date as approved by the Commissioner. The Bank may send a Prospectus, Order Form, and related materials to each Eligible Account Holder in lieu of the notice described above. The Holding Company will follow all other notification procedures as required by the Commissioner.

         (d)      Expenses

         The Holding Company may retain and pay for the services of financial and other advisors and investment bankers to assist in connection with any or all aspects of the Stock Issuance, including the payment of fees to brokers for assisting Persons in completing and/or submitting Order Forms. The Holding
Company shall use its best efforts to ensure that all fees, expenses, retainers and similar items shall be reasonable.

4.       ESTABLISHMENT AND FUNDING OF CHARITABLE FOUNDATION.

         As part of the Stock Issuance, the MHC, the Holding Company and the Bank intend to establish a charitable foundation that will qualify as an exempt organization under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, and to donate to the Foundation from authorized but unissued shares of Common Stock, 5.0% of the shares of Common Stock sold in the Offerings and contributed to the Foundation, or 2.25% of the total number of shares of Common
Stock outstanding following the Stock Issuance. The Foundation is being formed in connection with the Stock Issuance to complement the Bank's existing community reinvestment activities and to share with the Bank's local community a part of the Bank's financial success as a locally headquartered, community minded, financial services institution. The funding of the Foundation with Common Stock accomplishes this goal as it enables the community to share in the growth and profitability of the Holding Company and the Bank over the long-term.

                                       7
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         The Foundation will be dedicated to the promotion of charitable purposes and causes in the communities served by Rockville Bank. The Foundation will annually distribute total grants to assist charitable organizations or to fund projects within its local community of not less than 5% of the average fair value of Foundation assets each year, less certain expenses. To serve the purposes for which it was founded and maintain its Section 501(c)(3)
qualification, the Foundation may sell, on an annual basis, a limited portion of the Common Stock contributed to it by the Holding Company.

         The Board of Directors of the Foundation initially will be comprised of individuals who are Officers and/or Directors and/or Corporators of the Holding
Company or the Bank. The Board of Directors of the Foundation will be responsible for establishing the policies of the Foundation with respect to grants or donations, consistent with the stated purposes of the Foundation. The donations of Common Stock to the Foundation will include a condition that the amount of Common Stock that may be sold by the Foundation in any one year shall not exceed 5% of the average market value of the assets held by the Foundation, except where the Foundation's Directors determine that the failure to sell a greater amount would result in a long-term reduction of the value of its assets and/or would otherwise jeopardize its capacity to carry out its charitable purposes.

5.       NUMBER OF SHARES AND PURCHASE PRICE OF COMMON STOCK.

         The total number of shares of Common Stock which will be sold in connection with the Common Stock Issuance will be determined by the Board of Directors of the Holding Company immediately prior to the commencement of the Subscription Offering provided, however, that the Board of Directors may elect to increase or decrease the number of shares of Common Stock to be offered in the Subscription and Direct Community Offerings depending upon market and financial conditions, with the approval of the Commissioner. In particular, the total number of shares of Common Stock may be increased by up to 15% of the number of shares offered for sale in the Offerings if the Estimated Price Range is increased subsequent to the commencement of the Subscription and Direct
Community Offerings to reflect changes in market and financial conditions and the Aggregate Purchase Price is not more than 15% above the maximum of the Estimated Price Range.

         The price per share for each share of Common Stock when multiplied by the number of shares of Common Stock, shall be equivalent to the pro forma market value of the Common Stock to be issued in the Offerings in accordance with the valuation furnished by the Independent Appraiser.

         An Independent Appraiser shall be employed by the Bank to provide it with an independent valuation of the estimated pro forma market value of the Common Stock to be issued in the Offerings. The Directors of the Holding Company shall thoroughly review and analyze the methodology and fairness of the independent appraisal. The valuation will be made by a written report to the Holding Company, contain the factors upon which the valuation was made and conform to procedures adopted by the Commissioner. The valuation shall contain an estimated range of aggregate prices for the Common Stock to be issued in the Offerings. The maximum price shall be no more than 15% above the estimated pro forma market value, and the minimum price shall be no more than 15%

                                       8
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below the estimated pro forma market value. The number of shares of Common
Stock to be issued and the Purchase Price may be increased or decreased by the
Holding Company. In the event that the Aggregate Purchase Price of the Common
Stock is below the minimum of the Estimated Price Range, or materially above the maximum of the Estimated Price Range, resolicitation of subscribers may be required, provided that up to a 15% increase above the maximum of the Estimated
Price Range will not be deemed material so as to require a resolicitation and will not require the approval of the Commissioner. Any such resolicitation shall be effected in such manner and within such time as the Bank shall establish, with the approval of the Commissioner.

         All Shares to be sold in the Offerings shall be sold at a uniform price per share. The Independent Appraiser shall evaluate the pro forma market value of the Common Stock to be issued in the Offerings, which value shall be included in the Prospectus (as described in Section 9 of this Plan) filed with the Commissioner and the SEC. The Independent Appraiser shall also present at the close of the Subscription Offering a valuation of the pro forma market value of the Common Stock to be issued in the Offerings. The Aggregate Purchase Price of the Common Stock shall be adjusted to reflect any required changes in the pro forma market value of the Bank. If, as a result of such adjustment, the Aggregate Purchase Price is more than 15% above the maximum of the Estimated
Price Range, the Holding Company shall obtain an amendment to the Commissioner's approval or non-objection, as applicable. If deemed appropriate, the Commissioner may condition his approval or non-objection, as applicable, by requiring a resolicitation of subscribers.

6.       SUBSCRIPTION OFFERING AND SUBSCRIPTION RIGHTS OF ELIGIBLE ACCOUNT
         HOLDERS, TAX-QUALIFIED EMPLOYEE STOCK BENEFIT PLAN, SUPPLEMENTAL
         ELIGIBLE ACCOUNT HOLDERS AND OTHERS.

         A.       CATEGORY NO. 1: ELIGIBLE ACCOUNT HOLDERS

         (a) Each Eligible Account Holder shall receive, as first priority and without payment, non-transferable Subscription Rights to purchase up to a maximum of $250,000 of Common Stock, so long as the share equivalent of such dollar amount does not exceed one-half of one percent (0.50%) of the total number of shares of Common Stock for sale in the Offerings.

         (b) In the event that subscriptions for Common Stock are received from Eligible Account Holders upon exercise of Subscription Rights pursuant to paragraph (a) in excess of the number of Shares for sale in the Offerings, the Common Stock available for purchase will be allocated among the subscribing
Eligible Account Holders so as to permit each subscribing Eligible Account
Holder, to the extent possible, to purchase a number of Shares sufficient to make his total allocation of Common Stock equal to the lesser of one hundred
(100) Shares or the number of Shares subscribed for by such Eligible Account
Holder. Any Shares remaining after such allocation will be allocated among the subscribing Eligible Account Holders whose subscriptions remain unsatisfied in the proportion which the amount of each Eligible Account Holder's Qualifying
Deposit bears to the total amount of the Qualifying Deposits of all Eligible
Account Holders whose subscriptions remain

                                       9
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unsatisfied. If the amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess shall be reallocated on the same principle (one or more times as necessary) among those Eligible Account
Holders whose subscriptions are still not fully satisfied until all available
Shares have been allocated or all subscriptions are satisfied.

         (c) Subscription Rights held by Eligible Account Holders who are also Directors or Officers of the Bank and their Associates will be subordinated to those of other Eligible Account Holders to the extent they are attributable to increased deposits during the one-year period preceding the Eligibility
Record Date.

         B.       CATEGORY NO. 2: TAX-QUALIFIED EMPLOYEE STOCK BENEFIT PLAN

         (a) The Tax-Qualified Employee Stock Benefit Plan shall receive, without payment, as a second priority, after the satisfaction of the subscriptions of Eligible Account Holders, Subscription Rights to purchase up to five percent (5.0%) of the total shares of Common Stock sold in the Offerings and contributed to the Foundation. If, after the satisfaction of subscriptions of Eligible Account Holders, a sufficient number of shares are not available to fill the subscriptions by such plan, the subscription by such plan shall be filled to the maximum extent possible. If all the Common Stock offered in the Offerings is purchased by Eligible Account Holders, then the Tax-Qualified
Employee Stock Benefit Plan may purchase shares in the open market following consummation of the Offerings or may purchase authorized but unissued shares directly from the Holding Company. The Tax-Qualified Employee Stock Benefit Plan shall not be deemed to be an Associate or Affiliate of, or a Person Acting in Concert with, any Director or Officer of the Holding Company or the Bank.
Notwithstanding any provision contained herein to the contrary, the Bank may make scheduled discretionary contributions to a Tax-Qualified Employee Stock
Benefit Plan; provided, that such contributions do not cause the Bank to fail to meet its regulatory capital requirements.

         (b) The Tax-Qualified Employee Stock Benefit Plan may purchase shares of Common Stock in the open market after the effective date of the Stock
Issuance to enable it to acquire, together with shares of Common Stock acquired in the Offerings, up to eight percent (8%) of the outstanding shares of Common
Stock sold in the Offerings and contributed to the Foundation, and, in the future, may purchase additional shares of Common Stock subject to the limitations in Section 25 of this Plan.

         C.       CATEGORY NO. 3: SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS

         (a) Each Supplemental Eligible Account Holder shall receive, as third priority and without payment, Subscription Rights to purchase up to a maximum of $250,000 of Common Stock, so long as the share equivalent of such dollar amount does not exceed one-half of one percent (0.50%) of the total number of shares of Common Stock offered for sale in the Offerings.

                                       10

         (b) In the event that subscriptions for Common Stock are received from Supplemental Eligible Account Holders upon exercise of Subscription Rights pursuant to paragraph (a) in excess of the number of Shares offered for sale in the Offerings, the Common Stock available for purchase will be allocated among the subscribing Supplemental Eligible Account Holders so as to permit each subscribing Supplemental Eligible Account Holder, to the extent possible, to purchase a number of Shares sufficient to make his total allocation of Common Stock equal to the lesser of one hundred (100) Shares or the number of Shares subscribed for by such Supplemental Eligible Account Holder. Any Shares remaining after such allocation will be allocated among the subscribing Supplemental Eligible Account Holders whose subscriptions remain unsatisfied in the proportion which the amount of each Supplemental Eligible Account Holder's Qualifying Deposit bears to the total of Qualifying Deposits of all Supplemental Eligible Account Holders whose subscriptions remain unsatisfied. If the amount so allocated exceeds the amount subscribed for by any one or more Supplemental Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Supplemental Eligible Account Holders whose subscriptions are still not fully satisfied on the same principle until all available Shares have been allocated or all subscriptions satisfied.

         (c) Subscription Rights received pursuant to this Section 6.C shall be subordinated to all rights received by Eligible Account Holders and the Tax-Qualified Employee Stock Benefit Plan to purchase Common Stock.

         D.       CATEGORY NO. 4: DIRECTORS, OFFICERS AND EMPLOYEES

         (a) Directors, Officers and employees of the Bank, who are not Eligible Account Holders, or Supplemental Eligible Account Holders shall receive, as fourth priority and without payment, Subscription Rights to purchase up to a maximum of $250,000 of Common Stock offered for sale in the Offerings, so long as the share equivalent of such dollar amount does not exceed one-half of one percent (0.50%) of the total number of shares of Common Stock offered for sale in the Offerings.

         (b) Subscription Rights received pursuant to this Section 6.D shall be subordinated to all rights to purchase Common Stock received by Eligible Account Holders, the Tax-Qualified Employee Stock Benefit Plan and Supplemental Eligible Account Holders.

         E.       CATEGORY NO. 5: CORPORATORS

         (a) Corporators, who are not Eligible Account Holders or Supplemental Eligible Account Holders, shall receive, as fifth priority and without payment, nontransferable Subscription Rights to purchase up to $250,000 of Common Stock, so long as the share equivalent of such dollar amount does not exceed one-half of one percent (0.50%) of the total number of shares of Common Stock offered for sale in the Offerings.

         (b) Subscription Rights received pursuant to this Section 6.E shall be subordinated to all rights to purchase Common Stock received by Eligible Account

Holders, the Tax-Qualified Employee Stock Benefit Plan, Supplemental Eligible Account Holders, and Directors, Officers and employees of the Bank.

7.       DIRECT COMMUNITY OFFERING, SYNDICATED COMMUNITY OFFERING AND PUBLIC
         OFFERING.

         A.       DIRECT COMMUNITY OFFERING

         Common Stock which remains unsubscribed after the exercise of Subscription Rights pursuant to Section 6 hereof may be offered for sale to the general public through a Direct Community Offering, with preference as to the purchase of Common Stock given first to natural persons residing in the Bank's Local Community, then to natural persons residing elsewhere in the State of Connecticut, and then to the public at large. The Direct Community Offering, if any, may commence simultaneously with the Subscription Offering, or may commence during or after the commencement of the Subscription Offering, as the Board of Directors so determines. The right to subscribe for shares of Common Stock in the Direct Community Offering is subject to the right of the Bank and Holding Company to accept or reject such subscriptions in whole or in part. Stock being sold in the Direct Community Offering will be offered and sold in a manner that will achieve the widest distribution of the Common Stock. Purchases by persons in this phase of the offering are limited to $250,000 of Common Stock subject to the Maximum Overall Purchase Limitation specified in Section 8(a) hereof and the minimum purchase limitation specified in Section 8(b) hereof; provided, however, that the amount permitted to be purchased by Persons and their Associates in the Direct Community Offering may be increased to five percent (5.0%) of the total offering of shares without the further approval of the Directors or resolicitation of subscribers, unless required by the Commissioner. If the maximum purchase limit is so increased, orders accepted in the Direct Community Offering shall be filled up to a maximum of two percent (2.0%) of the total offering and thereafter remaining shares shall be allocated on an equal number of shares basis per order until all orders have been filled.

         B.       SYNDICATED COMMUNITY OFFERING

         If any Common Stock remains unsold after the close of the Subscription and Direct Community Offerings, the Bank may use the services of a syndicate of registered broker-dealers to sell such unsold shares on a best efforts basis in a Syndicated Community Offering. The syndicate of registered broker-dealers may be managed by one of the syndicate members who will act as agent of the Holding Company and the Bank to assist the Holding Company and the Bank in the sale of the Common Stock. Neither the syndicate manager nor any other syndicate member shall have any obligation to take or purchase any of the shares of Common Stock in the Syndicated Community Offering. Purchases by persons in this phase of the offering are limited to $250,000 of Common Stock subject to the Maximum Overall Purchase Limitation specified in Section 8(a) hereof and the minimum purchase limitation specified in Section 8(b) hereof; provided, however, that the amount permitted to be purchased by Persons and their Associates in the Syndicated Community Offering may be increased to five percent (5.0%) of the total offering of shares without the further approval of the Corporators or resolicitation of subscribers, unless required by the Commissioner. If the maximum purchase limit is so increased, orders accepted in the Syndicated Community Offering shall be filled up to a maximum of two percent (2.0%) of the total offering and thereafter remaining shares shall be allocated on an equal number of shares basis per order until all orders have been filled.

         C.       PUBLIC OFFERING

         Any shares of Common Stock not sold in the Subscription Offering, the Direct Community Offering or the Syndicated Community Offering may be sold to the Underwriters for resale to the general public in a Public Offering. Any such Public Offering shall be conducted in accordance with applicable law and regulations. It is expected that the Public Offering would commence as soon as practicable after termination of the Subscription Offering and any Direct Community Offering or Syndicated Community Offering. Each share of Common Stock will be offered for sale in the Public Offering at the Purchase Price less any underwriting discount as set forth in the underwriting agreement between the Holding Company, the Bank, and the Underwriters. Such underwriting agreement shall be filed with the Commissioner and the SEC.

         If for any reason a Public Offering of unsubscribed shares of Common Stock cannot be effected and any shares remain unsold after the Subscription Offering and any Direct Community Offering or Syndicated Community Offering, the Board of Directors of the Holding Company and the Board of Directors of the Bank will seek to make other arrangements for the sale of the remaining shares. Such other arrangements will be subject to the approval of the Commissioner and to compliance with applicable securities laws.

8.       LIMITATIONS ON PURCHASES.

         In addition to the maximum amount of Common Stock that may be subscribed for as set forth in Section 6 hereof, the following limitations shall apply to all purchases of shares of Common Stock:

         (a) The maximum amount of Common Stock which may be subscribed for in the Subscription Offering by any person or group of persons through a single Qualifying Deposit shall be $250,000. The maximum amount of Common Stock which may be subscribed for or purchased in all categories in the Offerings (i) by any person shall be $250,000, and (ii) by any Person, together with any Associate or group or persons Acting in Concert, shall be $400,000 (together the "Maximum Overall Purchase Limitation"), except for the Tax-Qualified Employee Stock Benefit Plan which may subscribe for up to five percent (5.0%) of the Common Stock sold in the Offerings and contributed to the Foundation; provided, however, that (i) Directors, Officers and Corporators shall not be deemed to be Associates or Persons Acting in Concert solely as a result of their board membership, employment or status as Corporator; and (ii) purchases of Common Stock that are made by a Bank employee pursuant to the exercise of Subscription Rights in his individual capacity as an Eligible Account Holder or Supplemental Eligible Account Holder or purchases in the Direct Community Offering using funds held in a Bank retirement or deferred compensation plan shall not be deemed to be purchases by the Tax Qualified Employee Stock Benefit Plan for purposes of this Section 8(a). The Maximum

Overall Purchase Limitation may be increased consistent with the rules and regulations in the sole discretion of the Holding Company and the Bank subject to any required regulatory approval.

         (b) A minimum of fifty (50) Shares must be purchased by each person purchasing Common Stock to the extent Shares are available, provided, however, that such minimum number of Shares will be reduced if the price per Share times such minimum number of Shares exceeds $500.

         (c) The maximum number of Shares which may be purchased, in their individual capacity, in the Offerings by Directors, Officers, and their Associates, in the aggregate shall not exceed twenty-five percent (25.0%) of the total number of Shares sold. Each Director and Officer will be subject to the same purchase limitations as other Eligible Account Holders and Supplemental Eligible Account Holders.

         (d) For purposes of this Section 8, the Directors and Officers shall not be deemed to be Associates or a group affiliated with each other or otherwise Acting in Concert solely as a result of their being Directors or Officers.

         (e) Depending upon market or financial conditions, the Board of Directors of the Bank or Holding Company, with the approval of the Commissioner and the FRB, if necessary, unless such further approval is required by the Commissioner and/or the FRB, may increase the purchase limitations in this Plan, provided that the maximum purchase limitations may not be increased in the Offerings to a percentage in excess of five percent (5.0%) of the Common Stock offered for sale. If the Bank or the Holding Company, as the case may be, increases the maximum purchase limitations, the Bank or the Holding Company, as the case may be, is only required to resolicit Persons who subscribed for the maximum purchase amount and may, in the sole discretion of the Bank or the Holding Company, as the case may be, resolicit certain other large subscribers. Requests to purchase additional shares of the Common Stock in the event that the purchase limitation is so increased will be granted by the Board of Directors of the Bank and the Holding Company in their sole discretion.

9.       MANNER OF EXERCISING SUBSCRIPTION RIGHTS; ORDER FORMS.

         (a) Promptly after the Commissioner and the SEC have approved or declared effective the Prospectus referred to in paragraph (b) of this Section 9, Order Forms for the exercise of the Subscription Rights will be sent to all Eligible Account Holders, Supplemental Eligible Account Holders, the Tax-Qualified Employee Benefit Plan, and Directors, Officers, Corporators and employees of the Bank at their last known address appearing in the records of the Bank.

         (b) Each Order Form will be preceded or accompanied by a Prospectus which must be approved by the Commissioner and the SEC. Such Prospectus shall describe the Bank, the Holding Company, the MHC and the Common Stock being offered and will contain all the information required by the Commissioner and all applicable laws and regulations as necessary to enable the recipients of the Order Forms to make informed investment decisions regarding the purchase of Common Stock.

         (c) The Order Forms will contain or will be accompanied by, among other things, the following:

                  (i) An explanation of the rights and privileges granted under this Plan to each class of persons granted Subscription Rights pursuant to Section 6 of this Plan with respect to the purchase of Common Stock including the maximum and minimum number of shares that may be purchased;

                  (ii) A specified time by which Order Forms must be received by the Bank for purposes of exercising the Subscription Rights of Eligible Account Holders, the Tax Qualified Employee Stock Benefit Plan, Supplemental Eligible Account Holders, and Directors, Officers, Corporators and employees of the Bank under this Plan, as provided in
         Section 11 of this Plan;

                  (iii) A statement that the Aggregate Purchase Price at which the Common Stock will ultimately be purchased in the Offerings has not been determined as of the date of mailing of the Order Form, but that such price will be within the range of prices which will be stated in the Order Form;

                  (iv) The amount which must be returned with the Order Form to subscribe for Common Stock. Such amount will be equal to the Purchase Price multiplied by the number of Shares subscribed for in accordance with the terms of this Plan;

                  (v) Instructions concerning how to indicate on such Order Form the extent to which the recipient elects to exercise Subscription Rights under this Plan, the name or names in which the Shares subscribed for are to be registered, the address to which certificates representing such Shares are to be sent and the alternative methods of payment for Common Stock which will be permitted;

                  (vi) Specifically designated blank spaces for indicating the number of Shares of Common Stock which each person wishes to purchase and for dating and signing the Order Form;

                  (vii) An acknowledgment that the recipient of the Order Form has received, prior to signing the Order Form, the Prospectus referred to in paragraph (b) of this Section 9;

                  (viii) A statement that the Subscription Rights provided for in this Plan are nontransferable, will be void after the specified time referred to in paragraph (c)(ii) above and may be exercised only by delivery of the Order Form, properly completed and executed, to the Bank, together with the full required payment (in the manner specified in Section 10 of this Plan) for the number of Shares subscribed for prior to such specified time;

                  (ix) Provision for certification to be executed by the recipient of the Order Form to the effect that, as to any Shares which the recipient elects to purchase, such recipient is purchasing such Shares for his own account only and has no present agreement or understanding regarding any subsequent sale or transfer of such Shares;

                  (x) A statement to the effect that the executed Order Form, once received by the Bank, may not be modified or amended by the subscriber without the consent of the Bank; and

                  (xi) An explanation of the manner of required payment and a statement that payment may be made by withdrawal from a certificate of deposit without penalty.

10.      PAYMENT FOR COMMON STOCK.

         (a) Full payment for all Shares subscribed for must be received by the Bank, together with properly completed and executed Order Forms therefore, prior to the expiration time, which will be specified on the Order Forms, unless such date is extended by the Bank or Holding Company; provided, however, that if the Tax-Qualified Employee Stock Benefit Plan subscribes for Common Stock during the Subscription Offering, such plan will not be required to pay for shares at the time it subscribes but may pay for such shares of Common Stock subscribed for by such plan at the Actual Purchase Price upon consummation of the Offerings, provided that there is in force from time of its subscription until the consummation of the Offerings, a loan commitment to lend to the Tax-Qualified Employee Stock Benefit Plan, at such time, the aggregate purchase price of the shares for which it subscribed.

         (b) If it is determined that the Aggregate Purchase Price should be greater than the amount stated in the Order Forms, upon compliance with such requirements as may be imposed by the Commissioner each Person who subscribed for Shares will be permitted to withdraw their subscription and have their payment for Shares returned to them in whole or in part, with interest, or to make payment to the Holding Company of the additional amount necessary to pay for the Shares subscribed for by them at the Purchase Price in the manner and within the time prescribed by the Holding Company.

         (c) If the Aggregate Purchase Price is outside the range of prices established by the Independent Appraiser referred to in Section 5 of this Plan and set forth in the Prospectus referred to in Section 9 of this Plan, the Bank will apply for an amendment to the Commissioner's approval of this Plan and comply with such requirements as the Commissioner may then establish.

         (d) Payment for Shares ordered for purchase by Eligible Account Holders, Supplemental Eligible Account Holders and, Directors, Officers, Corporators and employees of the Bank will be permitted to be made in any of the following manners:

                  (i) By check, bank draft or money order, provided that checks will only be accepted subject to collection;

                  (ii) By appropriate authorization of withdrawal from the subscriber's deposit account at the Bank. The Order Forms will contain appropriate means by which authorization of such withdrawals may be made. For purposes of determining the withdrawable balance of such accounts, such withdrawals will be deemed to have been made upon receipt of appropriate authorization therefore, but interest at the rates applicable to the accounts from which the withdrawals have been deemed to have been made will be paid by the Bank on the amounts deemed to have been withdrawn until the date on which the Offerings is consummated, at which date the authorized withdrawal will actually be made. Such withdrawals may be made upon receipt of Order Forms authorizing such withdrawals, but interest will be paid by the Bank on the amounts withdrawn as if such amounts had remained in the accounts from which they were withdrawn until the date upon which the sales of Common Stock pursuant to exercise of Subscription Rights are actually consummated. Interest will be paid by the Bank at not less than the rate per annum being paid by the Bank on its passbook accounts at the time the Subscription Offering commences, on payments for Common Stock received in the Subscription Offering in cash or by check, bank draft, money order or negotiable order of withdrawal from the date payment is received until consummation or termination of the Offerings. The Bank shall be entitled to invest all amounts paid for subscriptions in the Subscription Offering for its own account until completion or termination of the Offerings; and

                  (iii) Wire transfers as payment for Shares ordered for purchase will not be permitted or accepted as proper payment.

         (e) Payments for the purchase of Common Stock in the Subscription Offering will be permitted through authorization of withdrawals from certificate accounts at the Bank without early withdrawal penalties. If the remaining balances of the certificate accounts after such withdrawals are less than the minimum qualifying balances under applicable regulations, the certificates evidencing the accounts will be canceled upon consummation of the Offerings, and the remaining balances will thereafter earn interest at the rate provided for in the certificates in the event of cancellation.

11. EXPIRATION OF SUBSCRIPTION RIGHTS; UNDELIVERED, DEFECTIVE OR LATE ORDER FORMS; INSUFFICIENT PAYMENT.

         (a) All Subscription Rights provided for in this Plan, including, without limitation the Subscription Rights of all persons whose Order Forms are returned by the United States Post Office as undeliverable, will expire on a specified date as described in the Prospectus which shall be not less than twenty (20) days following the date on which Order Forms are first mailed to Eligible Account Holders, Supplemental Eligible Account Holders, and Directors, Officers, Corporators and employees of the Bank, provided that the Holding Company shall have the power to extend such expiration time in its discretion, but in no event beyond forty-five (45) days following the date on which Order Forms are first mailed to Eligible Account Holders.

         (b) In those cases in which the Bank is unable to locate particular persons granted Subscription Rights under this Plan, and cases in which Order Forms: (1) are returned as undeliverable by the United States Post Office; (2) are not received back by the Bank or are received by the Bank after the expiration date specified thereon; (3) are defectively filled out or executed; or (4) are not accompanied by the full required payment for the Common Stock subscribed for (including cases in which deposit accounts from which withdrawals are authorized are insufficient to cover the amount of the required payment), the Subscription Rights of the person to whom such Subscription Rights have been granted will lapse as though such person failed to return the completed Order Form within the time period specified thereon.

         (c) The Holding Company and the Bank shall have the absolute right, in their sole discretion and without liability to any subscriber or other Person, to reject or reduce any Order Form, including, but not limited to, any Order Form (i) that is improperly completed or executed; (ii) that is not timely received; (iii) that is submitted by facsimile or is photocopied; (iv) that is not accompanied by the proper payment (or authorization of withdrawal for payment) or, in the case of institutional investors in the Direct Community Offering, not accompanied by an irrevocable order together with a legally binding commitment to pay the full amount of the purchase price prior to forty-eight (48) hours before the completion of the Offerings; (v) submitted by a Person whose representations the Holding Company and the Bank believe to be false or who they otherwise believe, either alone or acting in concert with others, is violating, evading or circumventing, or intends to violate, evade or circumvent, the terms and conditions of the Plan. Furthermore, in the event that Order Forms (i) are not delivered and are returned to the Bank by the United States Postal Service, or the Bank is unable to locate the addressee, or (ii) are not mailed pursuant to a "no mail" order placed in effect by the account holder, the Subscription Rights of the Person to which such rights have been granted will lapse as though such Person failed to return the contemplated Order Form within the time period specified thereon. The Holding Company and the Bank may, but will not be required to, waive any irregularity on any Order Form or may require the submission of corrected Order Forms or the remittance of full payment for shares of Common Stock by such date as they may specify. The interpretation of the Holding Company and the Bank of the terms and conditions of the Order Forms shall be final, conclusive and binding on all Persons and the Holding Company and the Bank.

12.      PERSONS IN NONQUALIFIED STATES OR IN FOREIGN COUNTRIES.

         Subject to the following sentence, the Holding Company will make reasonable efforts to comply with the securities laws of all states of the United States in which Eligible Account Holders and Supplemental Eligible Account Holders entitled to subscribe for Common Stock pursuant to this Plan reside. However, no such person will be offered any Subscription Rights or sold any Common Stock under this Plan who resides in a foreign country or who resides in a state of the United States with respect to which both of the following apply: (a) less than one hundred (100) persons eligible to subscribe for Shares under the Plan reside in such state, and (b) the granting of Subscription Rights or the offer or sale of Common Stock to such persons would require the Holding Company, the Bank or their employees under the securities laws of such state to register as a broker, dealer or agent or to register or otherwise qualify the Common Stock for sale in such state. No payments will be made in lieu of the granting of Subscription Rights to such persons.

13.      VOTING RIGHTS AFTER THE STOCK ISSUANCE.

         Following the Stock Issuance, voting rights with respect to the Bank will be held and exercised exclusively by the holders of the stock of the Holding Company, and the MHC will own a minimum of 50.1% of all of the issued and outstanding stock of the Holding Company.

14.      ESTABLISHMENT OF A LIQUIDATION ACCOUNT.

         (a) The Bank will, at the time of the Offerings, establish a Liquidation Account in an amount equal to the amount of equity capital of the Bank, less any subordinated debt approved as bona fide capital of the Bank, as of the latest practicable date prior to the Offerings. The function of the Liquidation Account is to establish a priority on liquidation and, except as provided for in this Section 14, shall not operate to restrict the use or application of any of the equity capital of the Holding Company.

         (b) The Liquidation Account shall be maintained, for a period of ten (10) years after the effective date of the Offerings, by the Bank for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain deposit accounts at the Bank. Each Eligible Account Holder and Supplemental Eligible Account Holder will have a separate inchoate interest in the Liquidation Account in relation to each deposit account making up a Qualifying Deposit. Such inchoate interests are referred to herein as "Subaccount Balances."

         (c) Each initial Subaccount Balance in the Liquidation Account held by an Eligible Account Holder and/or Supplemental Eligible Account Holder shall be an amount determined by multiplying the amount in the Liquidation Account by a fraction, the numerator of which is the amount of Qualifying Deposits in such deposit account on the Eligibility Record Date or the Supplemental Eligibility Record Date, as appropriate, and the denominator of which is the total amount of all Qualifying Deposits of Eligible Account Holders and Supplemental Account Holders on the corresponding record date. For deposit accounts in existence at both dates, separate Subaccounts shall be determined on the basis of the Qualifying Deposits in such deposit accounts on such record dates.

         (d) Each initial Subaccount Balance in the Liquidation Account shall never be increased, but will be subject to downward adjustment as follows. If the balance in the deposit account to which a Subaccount Balance relates, at the close of business on any annual fiscal year closing date of the Bank subsequent to the corresponding record date, is less than the lesser of (i) the deposit balance in such savings account at the close of business on any other annual fiscal year closing date subsequent to the Eligibility Record Date or Supplemental Eligibility Record Date, or (ii) the amount of the Qualifying Deposit as of the

Eligibility Record Date or Supplemental Eligible Record Date, then the Subaccount Balance for such deposit account shall be adjusted by reducing such Subaccount Balance in an amount proportionate to the reduction in such account balance. In the event of such downward adjustment, the Subaccount Balance shall not be subsequently increased, notwithstanding any increase in the deposit balance of the related deposit account. If any deposit account is closed, its related Subaccount Balance shall be reduced to zero upon such closing.

         (e) In the event of a complete liquidation of the Bank (and only in such event), each Eligible Account Holder and Supplemental Eligible Account Holder shall receive from the Liquidation Account a liquidation distribution in the amount of the then-current adjusted Subaccount Balances for deposit accounts then held, before any liquidation distribution may be made to any holders of the capital stock of the Holding Company. No merger, consolidation, purchase of bulk assets with assumption of deposit accounts and other liabilities, or similar transactions in which the Bank is not the surviving institution, will be deemed to be a complete liquidation for this purpose, and, in any such transaction, the Liquidation Account shall be assumed by the surviving institution.

15.      DEPOSIT ACCOUNTS.

         The Offerings will have no affect on the deposit accounts at the Bank, except to the extent individual depositors choose to have funds withdrawn in connection with a subscription of Common Stock in the Offerings.

16.      RESTRICTION ON TRANSFER OF COMMON STOCK OF OFFICERS AND DIRECTORS.

         (a) All Common Stock purchased by Officers and Directors directly from the Holding Company (by subscription or otherwise) or from an Underwriter of such Shares will be subject to the restriction that no such Shares shall be sold for a period of one (1) year following the date of purchase of such Shares, except in the event of the death of the Officer or Director, unless such sale or exchange is approved by the Commissioner.

         (b) With respect to all Common Stock subject to restriction on subsequent disposition pursuant to Section 16(a) hereof, each of the following provisions shall apply:

                  (i) Each certificate representing such Shares shall bear a legend prominently stamped on its face giving notice of such restriction;

                  (ii) Instructions will be given to the transfer agent for the Holding Company not to recognize or effect any transfer of any certificates representing such Shares, or any change of record ownership thereof in violation of such restriction on transfer; and

                  (iii) Any stock of the Holding Company issued in respect of a stock dividend, stock split or otherwise in respect of ownership of outstanding Shares subject to restrictions on transfer hereunder will be subject to the same restrictions as are applicable to the Common Stock in respect of which such Shares are issued.

17.      RESTRICTION ON STOCK PURCHASES BY OFFICERS AND DIRECTORS.

         No purchases of outstanding shares of Common Stock of the Holding Company by Directors and Officers of the Bank and the Holding Company and their Associates may be made during the three-year period following the Stock Issuance without the prior written approval of the Commissioner, except through a broker or dealer registered with the SEC or the State of Connecticut Department of Banking. This restriction does not apply, however, to: (a) negotiated transactions involving more than one percent (1.0%) of the outstanding Common Stock of the Holding Company; (b) the purchase of Common Stock made pursuant to an employee stock option plan or employee stock purchase plan which meets the requirements of Section 423 of the Internal Revenue Code; or (c) the purchase of Common Stock made by and held by any one (1) or more Tax-Qualified or Non-Tax-Qualified Employee Stock Benefit Plans of the Bank or the Holding Company which may be attributable to individual Officers and Directors of the Bank or Holding Company.

18.      AMENDMENT AND TERMINATION OF THE PLAN.

         This Plan may be substantively amended by the Board of Directors of the Bank in its sole discretion at any time with the concurrence of the Commissioner and, if necessary, the FRB, or as a result of comments from regulatory authorities. This Plan may be terminated by the Directors of the MHC and Bank at any time.

19.      TIME PERIOD FOR COMPLETION OF THE OFFERINGS.

         The Offerings shall be completed within twenty-four (24) months from the date this Plan is approved by the Board of Directors of the Bank and MHC.

20.      EXPENSES OF THE OFFERINGS.

         The expenses incurred in connection with the Offerings shall be reasonable.

21.      REGISTRATION UNDER SECURITIES EXCHANGE ACT OF 1934.

         The Holding Company shall register its Common Stock under the Securities Exchange Act of 1934, as amended, concurrently with or promptly following the Stock Issuance. The Holding Company shall not deregister such securities for a period of three (3) years thereafter.

22.      MARKET FOR COMMON STOCK.

         The Bank and Holding Company shall use their respective best efforts to
(i) encourage and assist a market maker to establish and maintain a market for the Common

Stock, and (ii) list or quote the Shares on a national or regional securities exchange or on the National Association of Securities Dealers Automated Quotation System.

23.      COMMON STOCK NOT INSURED.

         The Common Stock will not be insured by the FDIC or any other federal or state government agency or authority.

24.      NO LOANS TO PURCHASE STOCK.

         The Bank shall not loan funds or otherwise extend credit to any Person to purchase Common Stock in connection with the Offerings.

25.      RESTRICTIONS ON ACQUISITION.

         For a period of five (5) years following completion of the Offerings, no Person, acting singly or with an Associate or group of Persons Acting In Concert, shall directly, or indirectly, offer to acquire or acquire the beneficial ownership of more than ten percent (10%) of any class of an equity security of the Holding Company without the prior approval of the Commissioner. The provisions of this Section 25 shall not apply to the acquisition of ownership by one or more Tax-Qualified Employee Stock Benefit Plans of the Bank, provided that the plan or plans do not have beneficial ownership in the aggregate of more than twenty-five percent (25%) of any class of any equity security of the Holding Company. Where any Person directly or indirectly, acquires beneficial ownership of more than ten percent (10%) of any class of any equity security of the Holding Company within such five-year period without the prior approval of the Commissioner, stock of the Holding Company beneficially owned by such Person in excess of ten percent (10%) shall not be counted as shares entitled to vote and shall not be voted by any Person or counted as voting shares in connection with any matter submitted to the stockholders for a vote.

26.      INTERPRETATION.

         All interpretations of this Plan and application of its provisions to particular circumstances by a majority of the Board of Directors of the Bank or MHC shall be final, subject to the authority of the Commissioner.